Exhibit 10.4

AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

THIS AMENDMENT TO MANAGEMENT SERVICES AGREEMENT (this “Amendment”), is made and entered into as of January 15, 2009, by and between PROSPECT MEDICAL SYSTEMS, INC., a Delaware corporation (“Manager”), and PROSPECT HEALTH SOURCE MEDICAL GROUP, INC., a California professional corporation (“Group”).

RECITALS

A.            Group and Manager entered into that certain Management Services Agreement, dated as of January 1, 2001 (the “Initial Agreement”), as amended by that certain Amendment to Management Services Agreement, dated November 1, 2002 (the “First Amendment” and the Initial Agreement as amended by the First Amendment, the “Management Agreement”).

B.            The parties desire to amend and restate Exhibit C to the Management Agreement as set forth in this Amendment.

NOW THEREFORE, the parties to this Amendment hereby agree as follows:

AGREEMENT

1.             Exhibit C (Management Fee) to the Management Agreement is hereby amended to read, in its entirety, as follows:

“EXHIBIT C

MANAGEMENT FEE

A.                                   Definitions

“Cost of Medical Services” means with respect to Group, the aggregate compensation of Group’s employed physicians and physician extenders (e.g., physician assistants and nurse practitioners); charges incurred by Group for independent contractor physicians; the cost of services ordered by Group through its physicians for managed care patients; and the cost of Group’s employee benefits, including, but not limited to, vacation pay, employer and employee contributions to any 401(k) plan or other retirement plan for the benefit of Group employees, sick pay, health care expenses, Group’s share of employment and payroll taxes, Group’s employees’ professional dues and all other expenses and payments required to be made by Group to or for physicians pursuant to physician employment, and independent contractor agreements (including expense reimbursements, discretionary bonuses, incentives based on profitability or productivity, and payments paid and accrued or deferred).

 “Gross Revenues” means all sums which are (i) attributed to Group (determined on an accrual basis) as compensation for the provision of medical services by Group employed and independent contractor physicians and physician extenders, including, but not limited to, all capitated income, all rights to receive Group’s portion of hospital and other shared risk pool payments, all copayments, coordination of benefits, third party recovery, insured services, enrollment protection (or other such revenue as is available to replenish capitated services) and all rights to receive fee-for-service income for medical, diagnostic and therapeutic services provided to Group patients; and/or (ii) derived by Group or its employees other than from the provision of medical services, including, but not limited to, consulting services, insurance and legal recoveries, royalties and licensing payments, franchise payments, rents and lease payments, and proceeds from the sale of assets or the merger or other business combination of Group.

“Net Pre-Tax Income” means Gross Revenues less the Cost of Medical Services after provision of any physician incentive payments but before provision for income taxes.

“Net Pre-Tax Loss” means any loss resulting after the deduction from Gross Revenues of the Cost of Medical Services after provision of any physician incentive payments but before provision for income taxes.

“Net Pre-Tax Profit” means any profit resulting after the deduction from Gross Revenues of the Cost of Medical Services after provision of any physician incentive payments but before provision for income taxes.

B.           Management Fee

Base Management Fee.  For its services hereunder, which shall include the provision of all necessary facilities and furniture, fixtures and equipment and all non-physician employees of Manager who perform services for Group and all management services provided hereunder, Manager shall be entitled to receive (i) fifteen percent (15%) of Gross Revenues (the “Management Fee”) plus (ii) a fee for marketing and public relations services in the amount of four thousand dollars ($4,000) per month.  Notwithstanding the foregoing, if Group’s working capital is insufficient to meet Group’s liabilities or other obligations to the extent necessary to meet such obligations, the Management Fee provided for in item (i) above shall be deferred until Group is able to meet all such obligations.  The Management Fee shall be reviewed on an annual basis by Manager’s Board of Directors to ensure that it remains consistent with the fair market value for the services rendered to Group by Manager.

Performance Incentive Bonus Payment.  If, at the end of Group’s fiscal year, it is determined that Group has a Net Pre-Tax Profit for the year, Manager shall be entitled to a performance incentive bonus payment consistent with the fair market value of the services provided by Manager to Group (as determined on an annual basis by the Board of Directors of Manager), but no more than fifty percent (50%) of Net Pre-Tax Income in excess of eight percent (8%) of Net Pre-Tax Profits.

Performance Incentive Penalty Payment.  If, at the end of Group’s fiscal year, it is determined that Group has a Net Pre-Tax Loss for the year, Manager shall be obligated to pay to Group (in the form of a reduction in future management fees) a penalty payment in the amount of fifty percent (50%) of one hundred percent (100%) of such Net Pre-Tax Loss.”

2.             The parties hereto expressly agree and acknowledge that the foregoing amended and restated Exhibit C shall replace in its entirety the amended and restated Exhibit C that was set forth in the First Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

“Manager”
PROSPECT MEDICAL SYSTEMS, INC.

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Chairman

“Group”
PROSPECT HEALTH SOURCE MEDICAL GROUP, INC.

By:	/s/ R. Stewart Kahn
Name: R. Stewart Kahn
Title: Senior Vice President